EXHIBIT 99.1

Cytokinetics Announces Baseline Characteristics from GALACTIC-HF at ACC.20/WCC Virtual

Top-line Results for GALACTIC-HF Expected in Q4 2020

SOUTH SAN FRANCISCO, Calif., March 30, 2020 (GLOBE NEWSWIRE) -- Cytokinetics, Incorporated (Nasdaq: CYTK) today announced that patient baseline characteristics and demographics from GALACTIC-HF (Global Approach to Lowering Adverse Cardiac Outcomes Through Improving Contractility in Heart Failure), the Phase 3 event driven cardiovascular outcomes clinical trial of omecamtiv mecarbil, were published during the American College of Cardiology 69th Annual Scientific Session together with the World Congress of Cardiology (ACC.20/WCC).

	Overall (N=8,256)	Inpatient (N=2,083)	Outpatient (N=6,173)
Time from most recent HF hospitalization/ ED visit (months), median (Q1-Q3)	2 (1-5)	-	3 (2-6)
Age (years), mean (SD)	65 (11)	65 (11)	64 (11)
Male, %	79	80	78
White, %	78	82	76
LVEF (%), mean (SD)	27 (6)	27 (6)	27 (6)
NYHA Class II/III/IV, %	53/ 44/ 3	37/ 57/ 6	59/ 39/ 2
NT-proBNP (pg/mL), median (Q1-Q3)	1998 (990-4078)	2509 (1240-5133)	1884 (923-3772)
Ischemic Heart Disease Etiology, %	55	56	54
KCCQ Total Symptom Score, mean (SD)	66 (25)	53 (25)	71 (23)
Atrial Fibrillation or Flutter History, %	42	48	40
Chronic Kidney Disease, %	36	39	35
eGFR (mL/min/1.73m2), median (Q1-Q3)	59 (44-74)	54 (41-70)	60 (45-75)
SBP (mmHg), mean (SD)	117 (15)	114 (14)	117 (16)
ACEi, ARB or ARNi, %	87	83	88
ARNi (ENTRESTO®) %	19	14	19
Beta Blocker, %	94	93	95
MRA, %	77	81	76
Diuretics other than MRAs, %	90	92	89
Digitalis Glycosides, %	17	17	17
SGLT2 Inhibitors, %	3	3	3

GALACTIC-HF is designed to evaluate whether treatment with omecamtiv mecarbil, dosed twice-daily in accordance with a pharmacokinetic-guided dose selection regimen, when added to standard of care, reduces the risk of heart failure events (heart failure hospitalization or other urgent, unscheduled treatment for heart failure) and cardiovascular (CV) death in patients with chronic heart failure and reduced ejection fraction. GALACTIC-HF opened to enrollment in late 2016 and was designed to enroll approximately 8,000 heart failure patients with reduced ejection fraction who either were hospitalized for a primary reason of heart failure when enrolled or had had a hospitalization or admission to an emergency room for a primary reason of heart failure within one year prior to screening. Patients were also required to have a left ventricular ejection fraction (LVEF) ≤35% and elevated natriuretic peptides. GALACTIC-HF completed enrollment in 2019, having enrolled 8,256 patients in 35 countries.

About Omecamtiv Mecarbil and the Phase 3 Clinical Trials Program

Omecamtiv mecarbil is a novel investigational selective cardiac myosin activator that binds to the catalytic domain of myosin. Preclinical research has shown that cardiac myosin activators increase cardiac contractility without affecting intracellular myocyte calcium concentrations or myocardial oxygen consumption.1-3 Cardiac myosin is the cytoskeletal motor protein in the cardiac muscle cell that is directly responsible for converting chemical energy into the mechanical force resulting in cardiac contraction.

Omecamtiv mecarbil is being developed for the potential treatment of heart failure with reduced ejection fraction (HFrEF) under a collaboration between Amgen and Cytokinetics, with funding and strategic support from Servier. Omecamtiv mecarbil is the subject of a comprehensive Phase 3 clinical trials program comprised of GALACTIC-HF (Global Approach to Lowering Adverse Cardiac Outcomes Through Improving Contractility in Heart Failure), a large, Phase 3 global, event-driven, cardiovascular outcomes study, and METEORIC-HF (Multicenter Exercise Tolerance Evaluation of Omecamtiv Mecarbil Related to Increased Contractility in Heart Failure), a Phase 3 clinical trial designed to evaluate the effect of treatment with omecamtiv mecarbil compared to placebo on exercise capacity.

About Cytokinetics and Amgen Collaboration

In 2006, Cytokinetics and Amgen entered into a strategic alliance to discover, develop and commercialize novel small molecule therapeutics designed to activate the cardiac sarcomere for the potential treatment of heart failure. Omecamtiv mecarbil is being developed by Amgen in collaboration with Cytokinetics, with funding and strategic support from Servier. Amgen holds an exclusive, worldwide license to omecamtiv mecarbil and related compounds, subject to Cytokinetics' specified development and commercialization rights. Cytokinetics is eligible for pre-commercialization and commercialization milestone payments and royalties that escalate based on increasing levels of annual net sales of products commercialized under the agreement. Cytokinetics has co-invested with Amgen in the Phase 3 development program of omecamtiv mecarbil in exchange for increased royalties from Amgen on worldwide sales of omecamtiv mecarbil outside Japan and co-promotion rights in institutional care settings in North America. Amgen has also entered an alliance with Servier for exclusive commercialization rights for omecamtiv mecarbil in Europe as well as the Commonwealth of Independent States, including Russia.

About Cytokinetics

Cytokinetics is a late-stage biopharmaceutical company focused on discovering, developing and commercializing first-in-class muscle activators and next-in-class muscle inhibitors as potential treatments for debilitating diseases in which muscle performance is compromised and/or declining. As a leader in muscle biology and the mechanics of muscle performance, the company is developing small molecule drug candidates specifically engineered to impact muscle function and contractility. Cytokinetics is collaborating with Amgen Inc. (Amgen) to develop omecamtiv mecarbil, a novel cardiac muscle activator. Omecamtiv mecarbil is the subject of an international clinical trials program in patients with heart failure including GALACTIC-HF and METEORIC-HF. Amgen holds an exclusive worldwide license to develop and commercialize omecamtiv mecarbil with a sublicense held by Servier for commercialization in Europe and certain other countries. Cytokinetics is collaborating with Astellas Pharma Inc. (Astellas) to develop reldesemtiv, a fast skeletal muscle troponin activator (FSTA). Astellas currently holds an exclusive worldwide license to develop and commercialize reldesemtiv. Licenses held by Amgen and Astellas are subject to specified co-development and co-commercialization rights of Cytokinetics. Cytokinetics is also developing CK-274, a novel cardiac myosin inhibitor that company scientists discovered independent of its collaborations, for the potential treatment of hypertrophic cardiomyopathies (HCM). Cytokinetics is conducting REDWOOD-HCM, a Phase 2 trial of CK-274 in patients with obstructive HCM. Cytokinetics continues its over 20-year history of pioneering innovation in muscle biology and related pharmacology focused to diseases of muscle dysfunction and conditions of muscle weakness.

For additional information about Cytokinetics, visit www.cytokinetics.com and follow us on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cytokinetics disclaims any intent or obligation to update these forward-looking statements and claims the protection of the Act's Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the GALACTIC-HF clinical trial, including the expected timing of the availability of top-line results; statements relating to the METEORIC-HF clinical trial; the potential benefits of omecamtiv mecarbil, including its ability to represent a novel therapeutic strategy to increase cardiac muscle function and restore cardiac performance; Cytokinetics' and its partners' research and development activities; the design, timing, results, significance and utility of preclinical and clinical results; and the properties and potential benefits of Cytokinetics' other drug candidates. Such statements are based on management's current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics' drug candidates that could slow or prevent clinical development or product approval; Cytokinetics' drug candidates may have adverse side effects or inadequate therapeutic efficacy; the FDA or foreign regulatory agencies may delay or limit Cytokinetics' or its partners' ability to conduct clinical trials; Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; the nature of Amgen's decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; standards of care may change, rendering Cytokinetics' drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics' drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics' collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics' business, investors should consult Cytokinetics' filings with the Securities and Exchange Commission.

Contact:
Cytokinetics
Diane Weiser
Senior Vice President, Corporate Communications, Investor Relations
(415) 290-7757

References

1 Planelles-Herrero VJ, Hartman JJ, Robert-Paganin J. et al. Mechanistic and structural basis for activation of cardiac myosin force production by omecamtiv mecarbil. Nat Commun. 2017;8:190.

2 Shen YT, Malik FI, Zhao X, et al. Improvement of cardiac function by a cardiac myosin activator in conscious dogs with systolic heart failure. Circ Heart Fail. 2010; 3: 522-27.

3 Malik FI, Hartman JJ, Elias KA, Morgan BP, Rodriguez H, Brejc K, Anderson RL, Sueoka SH, Lee KH, Finer JT, Sakowicz R. Cardiac myosin activation: a potential therapeutic approach for systolic heart failure. Science. 2011 Mar 18;331(6023):1439-43.